Exhibit 99.1

CONTACT:

Dee Ann Johnson

Vice President Controller and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

July 26, 2012

Ampco-Pittsburgh Announces Second Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and six months ended June 30, 2012 of $69,956,000 and $143,561,000, respectively, against $94,971,000 and $184,039,000 for the comparable prior year periods. Net income for the three months ended June 30, 2012 and 2011 was $1,508,000 or $0.15 per share and $9,123,000 or $0.88 per share, respectively, and for the six months ended June 30, 2012 and 2011 was $3,508,000 or $0.34 per share and $16,799,000 or $1.63 per share. Income from operations approximated $2,928,000 and $7,045,000 for the three and six months ended June 30, 2012, respectively, against $13,516,000 and $25,644,000 for the same periods in 2011.

Sales and operating income for the Forged and Cast Rolls segment fell when compared to the same periods of the prior year and continue to be adversely impacted by weak demand from steel and aluminum industries abroad, particularly China and Europe. Operating income was further affected by margin erosion as a result of global competition throughout the world. While sales for the Air and Liquid Processing segment improved slightly over the 2011 periods, operating income was relatively consistent due to product mix.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Sales	$69,956,000	$94,971,000	$143,561,000	$184,039,000

Income from operations	2,928,000	13,516,000	7,045,000	25,644,000
Other (expense) income – net	(269,000)	140,000	(545,000)	(369,000)

Income before income taxes	2,659,000	13,656,000	6,500,000	25,275,000
Income tax expense	(770,000)	(4,366,000)	(2,145,000)	(8,239,000)
Equity loss in Chinese joint venture	(381,000)	(167,000)	(847,000)	(237,000)

Net income	$1,508,000	$9,123,000	$3,508,000	$16,799,000

Earnings per common share:
Basic	$0.15	$0.88	$0.34	$1.63

Diluted	$0.15	$0.88	$0.34	$1.62

Weighted-average number of common shares outstanding:
Basic	10,338,775	10,317,793	10,333,888	10,311,509

Diluted	10,386,521	10,406,688	10,389,531	10,386,284